Exhibit 99.1

NEWS RELEASE

Geokinetics Reports First Quarter 2012 Financial Results

HOUSTON, TEXAS — May 10, 2012 — Geokinetics Inc. (NYSE Amex: GOK) today announced its financial results for the quarter ended March 31, 2012.

First Quarter 2012 Results

Geokinetics Inc. reported a loss applicable to common shareholders for the quarter ended March 31, 2012 of $25.7 million or $1.35 per basic and diluted share.  This compares to a loss applicable to common shareholders of $31.0 million, or $1.74 per basic and diluted share, for the quarter ended March 31, 2011.  Consolidated revenues for the three months ended March 31, 2012 totaled $163.5 million compared to $187.6 million for the comparable period in 2011, a decrease of 13%.  Results for the quarter ended March 31, 2012 include a $1.9 million gain from a change in the fair value of derivative liabilities, a $3.9 million gain from a reciprocal transfer of assets, a $2.1 million gain from insurance proceeds received related to the Niobrara fire in April 2011 and a $5.1 million loss incurred in connection with the sale of certain North American seismic data.   Adjusted EBITDA (a non-GAAP financial measurement, defined below) increased to $19.3 million for the quarter ended March 31, 2012 from $19.1 million for the same period of 2011.

Backlog

Backlog was $464.7 million as of March 31, 2012.  The Company anticipates that approximately 30% of the backlog at March 31, 2012 will be completed in the second quarter of 2012, 45% will be completed in the remainder of 2012, and 25% will be completed in 2013 and 2014.

Commentary

Richard F. Miles, President and Chief Executive Officer, commented, “During the first quarter of 2012, we experienced improvements in our operations in the U.S. and Canada with increased activity and improved crew productivity. Our large Ocean Bottom Cable crew operating in Mexico saw continuous operational improvement as we moved away from the seasonal bad weather, exceeding our internal expectations and we expect this trend to continue throughout the second quarter.  Furthermore, the sale of our conventional gas data library provided $10 million of incremental liquidity upon the closing of the transaction at the end of March.  Despite these positive developments, job awards are being delayed in the Far East and we anticipate that the U.S. and particularly Canada operations will slow down during the second quarter of 2012 compared to the activity during the first quarter.  Improving liquidity continues to be our primary focus and remaining at the top of our priority list are increased asset utilization, cost reductions and sales of non-core assets. Our backlog decreased to approximately $465 million at March 31, 2012, which is predominantly in North America, Mexico and Brazil as these remain the areas where we have chosen to focus.”

Geokinetics Inc. and Subsidiaries

Summary of Results

(In thousands, except shares and per share amounts)

	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)
Revenues:
Data Acquisition:
North America proprietary	$64,404	$38,689
International proprietary	75,043	117,141
Multi-Client	21,495	29,085
Total Data Acquisition	160,942	184,915
Data processing and integrated reservoir geosciences	4,014	3,830
Eliminations	(1,458)	(1,108)
Total	$163,498	$187,637

Operating Loss	(14,031)	(21,484)

Net Loss	(23,224)	(28,771)
Preferred stock dividends and accretion costs	(2,426)	(2,203)
Loss applicable to common stockholders	$(25,650)	$(30,974)

For basic and diluted shares:
Loss per common share	$(1.35)	$(1.74)

Adjusted EBITDA (as defined below)	$19,311	$19,053

First Quarter 2012 Financial and Operating Highlights

Data Acquisition:

North America Proprietary

•                  North America proprietary seismic data acquisition revenues for the three months ended March 31, 2012 totaled $64.4 million compared to $38.7 million for the same period of 2011, an increase of 66%.  The increase in revenues was primarily the result of increased crew activity in the United States and Canada operations partially offset by a decrease in third-party reimbursable charges primarily resulting from variations in the usage mix of vibroseis versus dynamite energy sources.

•                  Adjusted EBITDA (as defined below) for the North America proprietary acquisition business increased by $15.9 million to $23.8 million for the quarter ended March 31, 2012. The increase was due to improved activity levels and crew productivity in the first quarter of 2012 as compared to 2011, and a $3.9 million gain related to a transaction in which we exchanged, in a reciprocal transfer, certain equipment.

•                  Backlog for the North America proprietary acquisition business at March 31, 2012 was $45.5 million, a decrease of 57% compared to December 31, 2011.  The Company expects to realize approximately 43% of the current backlog in the second quarter of 2012.

International Proprietary

•                  International proprietary seismic data acquisition revenues for the three months ended March 31, 2012 totaled $75.0 million compared to $117.1 million for the same period of 2011, a decrease of 36%.  The decrease was attributed to decreased activity or changes in the types of surveys performed in Angola, Brazil and Australia and the ceasing of operations in the Middle East and North Africa, partially offset by increased activity in Bolivia and Mexico.  Revenues were also negatively impacted by weather downtime in Peru during the first three months of 2012.

•                  Adjusted EBTIDA (as defined below) for the International proprietary acquisition business decreased by $1.6 million to ($10.5) million for the quarter ended March 31, 2012.  The decrease was due to idle costs in Australia and weather-related downtime in Peru and Mexico.

•                  Backlog for the International proprietary acquisition business at March 31, 2012 was $391.7 million, a decrease of 12% compared to December 31, 2011.  Of the current backlog for this business, $299.5 million, or 76%, is with national oil companies (NOCs) or partnerships including NOCs.  Moreover, $117.4 million or 30% of the backlog for this business is in shallow water transition zones and ocean-bottom-cable environments.  The Company expects to realize approximately 25% of the current backlog in this business in the second quarter of 2012.

Multi-Client

•                  Multi-Client revenues for the three months ended March 31, 2012 totaled $21.5 million compared to $29.1 million for the same period of 2011, a decrease of 26%.  The decrease was primarily the result of variations in the usage mix of vibroseis versus dynamite energy sources in our prefunded projects activity, partially offset by an increase in data library late sales during the first quarter of 2012 as compared to the same period in 2011.

•                  Adjusted EBTIDA (as defined below) for the Multi-Client business decreased by $12.8 million to $15.7 million for the quarter ended March 31, 2012 due to lower late sales during the period, and a $5.1 million loss on the sale of certain seismic data.

•                  Backlog for the Multi-Client business at March 31, 2012 was $22.3 million, a decrease of 24% compared to December 31, 2011.  The Company expects to realize approximately 89% of the current backlog in the second quarter of 2012.

Data Processing & Integrated Reservoir Geosciences

•                  Data Processing and Integrated Reservoir Geosciences revenues for the three months ended March 31, 2012 totaled $4.0 million compared to $3.8 million for the same period of 2011, an increase of 5%, primarily as a result of variations in the size and type of processing jobs performed.

•                  Adjusted EBITDA (as defined below) for the Data Processing & Integrated Reservoir Geosciences business was $1.0 million for the quarter ended March 31, 2012.

•                  Backlog for the Data Processing & Integrated Reservoir Geosciences business at March 31, 2012 was $5.2 million, a decrease of 42% compared to December 31, 2011.  The Company expects to realize approximately 58% of the current backlog in this business in the second quarter of 2012.

Other Expenses

•                  General and administrative expense for the three months ended March 31, 2012 totaled $17.2 million as compared to $18.3 million for the same period of 2011.  The decrease was primarily the result of our cost reduction efforts across various categories, partially offset by an increase in certain professional services costs during the first three months of 2012.

•                  Depreciation and amortization expense for the three months ended March 31, 2012 totaled $33.3 million as compared to $40.5 million for the same period of 2011.  Amortization of multi-client data for the three months ended March 31, 2012 and 2011 was $15.5 million and $21.7 million, respectively.

Financial Condition

•                  Cash and cash equivalents totaled $47.7 million as of March 31, 2012, of which approximately $12.7 million is designated for multi-client investments, which is not fully available for current obligations. Restricted cash (including $10.0 million of restricted cash classified as non-current) totaled $12.5 million as of March 31, 2012.

•                  During 2011, the Company continued to incur operating losses primarily due to delays in project commencements, low international asset utilization and the Mexico liftboat incident, which resulted in serious concerns about the Company’s liquidity throughout 2011 and continuing into

2012.  To address these liquidity concerns, the Company’s management instituted a number of steps, including the decision to close some of its regional offices and exit certain operations around the world, where the long-term prospects for profitability were not in line with the Company’s business goals.  Additionally, the Company’s management is focusing on cost reductions, potential additional sales of assets, further centralization of bidding and management services to provide a higher level of control over costs and bidding on seismic acquisition services under careful consideration of required capital expenditures for additional equipment or restrictions in cash required for bid or performance bonds. Management is focused on improving liquidity through the implementation of the actions described above.  The Company’s management is currently reviewing other strategic and financial alternatives, and it may adopt other strategies.

•                  Capital expenditures for 2012 were approximately $5.9 million, which includes $2.4 million of capital leases.  Our Board of Directors has approved a capital expenditure budget for 2012 of approximately $27.0 million. In addition, 2012 multi-client data library investments were approximately $16.7 million as of March 31, 2012.  All of the expected multi-client projects have pre-funding levels ranging from 80% to 100% of their anticipated cash expenses.

•                  On March 15, 2012, we entered into a purchase and sale agreement with Seismic Exchange, Inc. (“SEI”) pursuant to which we agreed to sell to SEI certain North American seismic data in exchange for $10.0 million in cash.  Under the agreement, the Company will retain specified percentages of the net revenues generated and collected on the seismic data to be sold to SEI for a period of five years.  The transaction closed on March 30, 2012, and we recorded a loss of $5.1 million on the sale.

•                  On March 16, 2012, we entered into a commitment letter with Avista and an affiliate of Avista to provide up to an additional $10.0 million in debt financing until January 1, 2013. Avista’s obligations under the commitment letter are subject to the execution and delivery of definitive documents and other closing conditions.

First Quarter 2012 Average Crew Count Review and Second Quarter 2012 Outlook

	1Q12	2Q12E
North America Data Acquisition
Land Proprietary	9.75	3.25
Land Multi-Client	2.75	2.50
	12.50	5.75

International Data Acquisition
Land Proprietary	4.50	5.00
Shallow Water (Ocean-Bottom-Cable/Transition Zone)	1.25	1.75
	5.75	6.75

Total	18.25	12.50

Conference Call and Webcast Information

Geokinetics Inc. has scheduled a conference call for Friday May 11, 2012, at 10:00 a.m. EDT (9:00 a.m. CDT).  To participate in the conference call, dial (866) 730-5770 for domestic callers, and (857) 350-1594 for international callers a few minutes before the call begins using pass code 41650312 and ask for the Geokinetics 1st Quarter Earnings Conference Call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 18, 2012.  To access the replay, dial (888) 286-8010 for domestic callers or (617) 801-6888 for international callers, in both cases using pass code 19513514.

The webcast may be accessed online through Geokinetics’ website at http://www.geokinetics.com in the Investors section.  A webcast archive will also be available at http://www.geokinetics.com shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Richard Miles, President and Chief Executive Officer, by dialing 713-850-7600 or by email at richard.miles@geokinetics.com.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to its international and North American clients. For more information on Geokinetics, visit http://www.geokinetics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, the implementation of cost-saving and liquidity enhancing measures and strategic and financial alternatives, related financial performance and all statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions, the Company’s ability to implement cost-saving and liquidity enhancing measures and strategic and financial alternatives and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company’s reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Geokinetics Inc. and Subsidiaries

GAAP Reconciliation

(In thousands, except per share amounts)

The Company defines Adjusted EBITDA as Net Income (Loss) before Interest, Taxes, Other Income (Expense) (including foreign exchange gains/losses, loss on early redemption of debt, gains/losses from changes in fair value of derivative liabilities and other income/expense), Asset Impairments and Depreciation and Amortization.  “Adjusted EBITDA”, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of financial performance calculated in accordance with Generally Accepted Accounting Principles (GAAP).  Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by or used in operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  The Company believes Adjusted EBITDA is useful to an investor in evaluating its operating performance because this measure: (1) is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; (2) helps investors to more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the effect of the Company’s capital structure and asset base from its operating structure; and (3) is used by the Company’s management for various purposes, including as a measure of operating performance, in presentations to its Board of Directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

See below for reconciliation from Loss Applicable to Common Stockholders to Adjusted EBITDA amounts referred to above:

	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)

Loss applicable to common stockholders	$(25,650)	$(30,974)
Preferred stock dividends and accretion costs	2,426	2,203
Net loss	(23,224)	(28,771)
Provision for income taxes	940	634
Interest expense, net of interest income	12,739	11,149
Other (income) expense, net (as defined above)	(4,486)	(4,496)
Depreciation and amortization(1)	33,342	40,537
Adjusted EBITDA	$19,311	$19,053

(1)          Includes $15.5 million and $21.7 million, respectively, in amortization expense related to multi-client data library.

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,684	$44,647
Accounts receivable, net	132,088	160,736
Other current assets	35,380	33,017
Total current assets	215,152	238,400

Property and equipment, net	203,025	212,636
Multi-client data library, net	28,643	41,512
Other assets, net	31,185	21,624
Total assets	$478,005	$514,172

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$59,845	$79,300
Other accrued and current liabilities	140,801	136,023
Total current liabilities	200,646	215,323

Long-term debt and capital lease obligations, net of current portion	350,965	350,183
Mandatorily redeemable preferred stock	55,511	53,210
Other liabilities	13,123	14,962
Total liabilities	620,245	633,678

Mezzanine equity:
Preferred stock, Series B Senior Convertible, $10.00 par value; 2,500,000 shares authorized, 360,008 shares issued and outstanding at March 31, 2012 and 351,444 shares issued and outstanding at December 31, 2011	85,715	83,313

Stockholders’ deficit	(227,955)	(202,819)
Total liabilities, mezzanine equity and stockholders’ deficit	$478,005	$514,172

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)

Revenues	$163,498	$187,637

Expenses:
Direct operating expenses	126,939	150,291
Depreciation and amortization	33,342	40,537
General and administrative	17,248	18,293
Total expenses	177,529	209,121

Loss from operations	(14,031)	(21,484)

Other income (expenses):
Interest expense, net	(12,739)	(11,149)
Gain from change in fair value of derivative liabilities	1,884	4,443
Other, net	2,602	53
Total other expenses, net	(8,253)	(6,653)

Loss before income taxes	(22,284)	(28,137)

Provision for income taxes	940	634

Net loss	(23,224)	(28,771)

Preferred stock dividends and accretion costs	(2,426)	(2,203)

Loss applicable to common stockholders	$(25,650)	$(30,974)

For Basic and Diluted Shares:
Loss per common share	$(1.35)	$(1.74)
Weighted average common shares outstanding	18,990	17,824

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
OPERATING ACTIVITIES
Net loss	$(23,224)	$(28,771)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,342	40,537
Amortization of deferred financing costs and accretion of debt discount	1,396	1,185
Change in fair value of derivative liabilities	(1,884)	(4,443)
Other, net	(658)	2,882
Changes in operating assets and liabilities:
Changes in operating assets	26,360	(10,158)
Changes in operating liabilities	(13,648)	25,294
Net cash provided by operating activities	21,684	26,526

INVESTING ACTIVITIES
Investment in multi-client data library, net	(16,661)	(18,639)
Purchases and acquisition of property and equipment	(3,456)	(8,293)
Change in restricted cash	(10,000)	—
Proceeds from sale/disposal of assets	13,059	49
Other, net	(383)	(1,079)
Net cash used in investing activities	(17,441)	(27,962)

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	10,000
Payments on debt	—	(200)
Other, net	(1,206)	(432)
Net cash provided by (used in) financing activities	(1,206)	9,368

Net increase in cash	3,037	7,932
Cash at beginning of year	44,647	42,851
Cash at end of period	$47,684	$50,783

Supplemental disclosures of cash flow information (in thousands):
Cash disclosures:
Interest paid	$1,911	$739
Income taxes paid	$1,100	$2,421
Non-cash disclosures:
Capitalized depreciation on multi-client data library	$1,083	$1,392
Purchase of property and equipment under capital lease and vendor financings, net of down payments	$2,430	$—

Contact:

Richard F. Miles

President and Chief Executive Officer

Geokinetics

(713) 850-7600